UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2007

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31828	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 California Street, Suite 1350, San Francisco, California		94111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415 217-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On December 21, 2007, a repo lender alleged that an event of default exists for an unspecified reason on the part of the Company and its affiliates under a master repurchase agreement substantially in the form of the September 1996 version of that agreement published by The Bond Market Association. As a result, the repo lender alleged that the repurchase date for reverse repo transactions by the Company and those affiliates having an aggregate repurchase price of approximately $8 million calculated as of December 21, 2007, would occur (to the extent that the repurchase date had not already occurred), and the repo lender demanded payment by the Company of that aggregate repurchase price, together with interest thereon and expenses.

The Company and its affiliates do not agree with the repo lender that the above-described event of default exists. Furthermore, the Company and its affiliates believe that most of the securities subject to the related reverse repo transactions were sponsored, issued and underwritten by affiliates of the repo lender and then sold to the Company by the underwriter, which is an agent of the repo lender, in violation of federal and state securities laws. The Company and an affiliate seek to rescind the related sale. Approximately $7 million of the approximately $8 million demanded by the repo lender relates to the securities sponsored, issued, and underwritten by affiliates of the repo lender.

On December 24, 2007, the Company and an affiliate filed a lawsuit against affiliates of the repo lender relating to the issuance and sale of the aforementioned securities. The lawsuit alleges that the defendants misrepresented, and failed to disclose, material information relating to the securites they offered and sold to the Company and an affiliate, entitling the Company and an affiliate to rescission and/or monetary damages.

Item 8.01 Other Events.

On December 27, 2007, the Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission for the period ending September 30, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

December 27, 2007	By:	S. Trezevant Moore, Jr.

Name: S. Trezevant Moore, Jr.
Title: Chief Executive Officer